UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

BEACON ROOFING SUPPLY, INC.
(Name of Registrant as Specified In Its Charter)

QXO, INC.

BRAD JACOBS

Ihsan Essaid

Matt Fassler

Mark Manduca

Sheree Bargabos

Paul A. Camuti

Karel Czanderna

Jonathan F. Foster

Mauro Gregorio

Michael C. Lenz

Teresa May

Stephen D. Newlin

Joseph W. Reitmeier

Wendy Whiteash

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On March 14, 2025, QXO, Inc. (“QXO”) updated its website dedicated to its offer to purchase Beacon Roofing Supply, Inc. (“Beacon”), which website is available at www.qxo.com/beacon. Copies of the new materials posted to the website are filed herewith. From time to time, QXO and the other participants named herein may refer shareholders of Beacon to recent articles, including the new articles posted to the website, copies of which are reproduced as Exhibits 1, 2 and 3.

In the news 3/10/2025 Digital Commerce 360 — QXO in talks to acquire Beacon Roofing for $11 billion and plans a digital overhaul Read more 3/10/2025 Bloomberg — Beacon Roofing in talks with QXO for potential $11 billion deal Read more 3/10/2025 HBS Dealer — QXO and Beacon engage in talks Read more 3/10/2025 Wall Street Journal — Beacon Roofing Supply, QXO Discussing Potential Deal Read more 3/7/2025 Investing.com — QXO CEO outlines employee-first approach in potential Beacon takeover Read more 2/12/2025 MDM Distribution Intelligence — QXO Unveils Slate of Directors to Replace Beacon’s, Gains Antitrust Clearance Read more

Exhibit 1:

QXO CEO outlines employee-first approach in potential Beacon takeover

Investing.com

By Luke Juricic

March 7, 2025

QXO Inc.’s (NYSE:QXO) CEO, Brad Jacobs, addressed Beacon (NASDAQ:BECN) employees directly in an open letter as the company continues its efforts to acquire the building products distributor. Jacobs emphasized respect for Beacon’s workforce and outlined a commitment to prioritizing employee input should the takeover succeed.

In his letter, Jacobs acknowledged the challenging times of uncertainty the Beacon employees might be facing due to the potential acquisition. He assured them that their well-being and opinions would be at the forefront of QXO’s plans. Jacobs stated, “If we are fortunate enough to move forward, our first priority will be listening to you.”

Jacobs clarified that QXO’s issue lies with decisions made at Beacon’s board level, not with its employees, whose dedication he praised. He expressed his intention to conduct a “listening tour” to leverage the employees’ expertise in the roofing distribution business.

The CEO also shared his vision for the company’s future, seeking feedback from employees on what Beacon excels at and where there is room for improvement. He highlighted the importance of employee ideas in past acquisitions, noting that these insights have been critical to strengthening the businesses QXO has acquired.

Jacobs concluded his letter with well-wishes to the Beacon team, regardless of the acquisition’s outcome, and described his leadership style as one that values questions, careful listening, and collective wisdom.

The CEO’s letter comes amidst ongoing attempts by QXO to acquire Beacon for $124.25 per share in cash.

Beacon, for its part, has called the unsolicited QXO offer “an opportunistic attempt to take advantage of the current macro environment and acquire Beacon at a discount to its intrinsic value.”

Exhibit 2:

Beacon Roofing in Talks With QXO for Potential $11 Billion Deal

Bloomberg

By Maggie Eastland and David Carnevali

March 10, 2025

▪	The battle for control of Beacon has been ongoing since November.

Beacon Roofing Supply Inc. is in talks to be bought by QXO Inc. for about $11 billion including debt after rejecting an earlier takeover approach.

The companies said in a joint statement Monday that they are discussing a combination in which QXO would acquire Beacon for $124.35 a share — 10 cents higher than the price Beacon rejected as undervaluing it.

QXO and Beacon are negotiating a definitive agreement, and Beacon is postponing an investor day that was scheduled for Thursday, according to the statement. The companies said there’s no assurance the talks will result in a transaction.

The battle for control of Beacon, which has been ongoing since November, accelerated this year after QXO went hostile with its offer of $124.25 a share. Beacon has solicited interest from potential rival buyers and adopted a poison pill defense to fend off QXO. As recently as last week, Beacon advised its shareholders not to tender shares to QXO.

Herndon, Virginia-based Beacon provides commercial and residential roofing, siding, windows, decking, insulation, specialty lumber, waterproofing and air-barrier systems to the North American building industry. The company’s shares rose 7.8% to $119.74 at 12:16 p.m. Monday in New York trading, giving it a market value of about $7.4 billion.

If QXO reaches an agreement with Beacon, it will be the first of many acquisitions in the building products industry, QXO spokesperson Joe Checkler said. Checkler said that the company believes it can double Beacon’s earnings before interest, taxes, depreciation and amortization over the next five years.

“We’re highly confident that the playbook we’ve used in the waste management, equipment rental and transportation business is completely applicable to Beacon,” Checkler said.

Exhibit 3:

QXO in talks to acquire Beacon Roofing for $11 billion and plans a digital overhaul

Digital Commerce 360

By Mark Brohan

March 10, 2025

▪	QXO’s strategy for Beacon extends far beyond operational improvements — it’s a technology play at its core.

QXO Inc. and Beacon Roofing Supply Inc. are in advanced discussions regarding a potential acquisition in which QXO would acquire Beacon Roofing Supply for $124.35 per share of cash, valuing the deal at approximately $11 billion.

The new offer is 10 cents higher per share than QXO’s original bid in November.

A QXO spokesperson expressed optimism about the deal and stated that QXO is confident it can double Beacon Roofing Supply’s EBITDA over the next five years. The company sees additional opportunities for growth through mergers and acquisitions, with a goal of reaching more than $50 billion in revenue.

While the companies have not finalized the deal, QXO and Beacon Roofing Supply described the ongoing talks as “friendly.” Both sides have agreed to conduct customary due diligence and work toward a definitive agreement. Beacon Roofing Supply, meanwhile, has postponed its scheduled Investor Day on March 13 to avoid market distraction during the negotiation period.

QXO makes new acquisition attempt for Beacon Roofing Supply

A QXO spokesman framed Beacon Roofing Supply as the entry point into the building products industry.

“If we come to an agreement with Beacon, we expect it to be the first of many acquisitions for QXO,” the spokesman said. “It will put us on a pathway to our stated goal of $50 billion in revenue. Beacon is the second-largest distributor of roofing products in a large, $70 billion to $80 billion industry. It’s exactly the kind of business we want as our foundation.”

QXO pointed to chair and CEO Brad Jacobs’ record of successfully executing large-scale integrations during his time at XPO as evidence that the company is prepared to maximize Beacon’s potential. XPO integrated Norbert Dentressangle and Con-way simultaneously in 2015, turning them into a cohesive, global organization and doubling their profits between 2015 and 2018. QXO believes Beacon Roofing Supply offers similar upside if it agrees to the acquisition.

Beacon Roofing Supply’s business model aligns closely with the secular growth trends that attracted QXO to the industry in the first place. The average commercial building is over 50 years old, and the average home is over 40 years old.

There’s also a shortage of 4 million homes that need to be built. On top of that, 80% of Beacon Roofing Supply’s business comes from repair and remodeling — essential, non-discretionary work that is less sensitive to economic cycles. Replacing a leaking or damaged roof is not a choice; it’s a necessity. The spokesman also noted that Beacon Roofing Supply is primarily a “made in the USA, sold in the USA” business, which minimizes exposure to global tariff risks.

QXO plan to close Beacon Roofing Supply deal

Jacobs took a direct and personal tone in addressing Beacon’s employees, recognizing that uncertainty often creates anxiety.

“I know this might be a stressful time for all of you,” Jacobs wrote. “Uncertainty is never easy, and right now, it’s still up in the air whether QXO will be successful in our effort to acquire Beacon. But if we are fortunate enough to move forward, our first priority will be listening to you.”

He stressed that QXO’s issue was with decisions at the board level — not with the workforce.

“Let me be clear — our beef with Beacon is not with the employees,” Jacobs continued. “It’s about the decisions being made at the board level. We have tremendous respect for the entire team that has built this company and for the dedication you bring to it every day.”

Jacobs outlined his plan to immediately conduct a “listening tour” upon closing the deal. He intends to meet with Beacon Roofing Supply employees at every level to understand what the company is doing well and where it can make improvements. He wants to hear directly from employees about what’s working, what’s not, and what changes would make Beacon a stronger and more competitive company.

“If I have the privilege of leading this company, my immediate focus would be to hear from each one of you the answers to two key questions: What has Beacon been doing well — things we’d be crazy to change? And where can we improve — whether it’s delighting customers, outpacing the competition, raising morale, enhancing compensation plans, or anything you know will make Beacon the best building products distributor in the industry?” Jacobs said.

How Beacon Roofing Supply fits into QXO’s strategy

QXO’s strategy for Beacon extends far beyond operational improvements — it’s a technology play at its core. Jacobs made clear that QXO would invest heavily in Beacon Roofing Supply’s tech infrastructure from the ground up. The company plans to completely modernize Beacon’s technology stack. That would start with a deep internal audit to understand existing capabilities and gaps.

QXO would then gather feedback from employees to create a comprehensive wish list of technological improvements. Once it collects the input, it will prioritize projects based on:

▪	Return on investment (ROI)
▪	Customer impact
▪	Employee efficiency
▪	Business disruption

Jacobs envisions several high-impact technology upgrades. Dynamic pricing would allow Beacon to respond more effectively to market conditions, boosting margins and competitiveness. AI-driven demand forecasting would improve inventory management and reduce waste. Meanwhile, warehouse automation and an advanced Warehouse Management System (WMS) would drive greater operational efficiency.

QXO also plans to implement a technology-enabled sales force to improve customer interactions and close rates. Fleet optimization would enhance delivery times and reduce costs, and a stronger ecommerce platform would improve customer experience and increase market share.

“We’d agree on a big to-do list and make it happen in a methodical way,” Jacobs said. “We’re confident that we can double Beacon’s EBITDA over the next five years and drive significant value creation.”

Impact on the industry

The building products industry is a natural fit for QXO’s growth model. The QXO spokesman explained that the market is large — worth $800 billion. It’s also highly fragmented, he said, with 20,000 players globally. That includes 7,000 in North America and 13,000 in Europe. And that fragmentation creates enormous opportunity for consolidation. Jacobs sees QXO as well-positioned to drive that process.

“The building products industry fits the same old playbook we’ve used in other industries,” Jacobs said. “It’s a large, growing market where bigger is better. There are plenty of accretive M&A opportunities, and technology can unlock significant efficiencies and margin expansion. We’ve done this before in waste management, equipment rental, transportation, and logistics. We know how to apply tech to make a business more efficient — and that’s exactly what we’ll do with Beacon.”

QXO’s acquisition strategy revolves around scaling Beacon Roofing Supply through a combination of technology-driven efficiencies, operational improvements, and smart acquisitions. The company’s goal is to replicate the success it has achieved in other sectors by combining strong market positioning with innovative technology and operational excellence.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between QXO and Beacon, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether Beacon will cooperate with QXO regarding the proposed transaction; the ultimate result should QXO commence a proxy contest for election of directors to Beacon’s Board of Directors; QXO’s ability to consummate the proposed transaction with Beacon; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; QXO’s ability to finance the proposed transaction; the substantial indebtedness QXO expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; QXO’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. QXO cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Committee (the “SEC”) on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) and the Solicitation/Recommendation Statement as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that QXO and the Purchaser file with the SEC will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

QXO and the other participants intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 Annual Meeting of stockholders of Beacon. QXO strongly advises all stockholders of Beacon to read the preliminary proxy statement, any amendments or supplements to such proxy statement, and other proxy materials filed by QXO with the SEC as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov and at QXO’s website at investors.qxo.com. In addition, the participants in this proxy solicitation will provide copies of the proxy statement, and other relevant documents, without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Certain Information Concerning the Participants

The participants in the proxy solicitation are anticipated to be QXO, Brad Jacobs, Ihsan Essaid, Matt Fassler, Mark Manduca, Sheree Bargabos, Paul Camuti, Karel Czanderna, Jonathan Foster, Mauro Gregorio, Michael Lenz, Teresa May, Stephen Newlin, Joseph Reitmeier and Wendy Whiteash. As of the date of this communication, QXO owns 100 shares of common stock of Beacon in record name and Ms. Czanderna may be deemed to beneficially own 10 shares of common stock of Beacon held in a trust, for which Ms. Czanderna’s husband serves as trustee. As of the date of this communication, none of the other participants has any direct or indirect interest, by security holdings or otherwise, in Beacon.